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                                                                      EXHIBIT 21




                Isomedix Inc., a Delaware corporation, has the following wholly-owned subsidiaries:

        1.  Isomedix Corporation (a corporation of the Province of Ontario)

        2.  Isomedix (Puerto Rico), Inc. (a Delaware corporation)

        3.  Isomedix Management Inc. (a Delaware corporation)

        4.  Isomedix Investments Inc. (a Delaware corporation)

        5.  Isomedix Operations Inc. (a Delaware corporation)

        6.  Skyland Scientific Services Inc. (a Delaware corporation)